STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT (the "Agreement") dated as of February 23, 1999, by and among Hi-Rise Recycling Systems, Inc. ("Hi-Rise"), DII Acquisition Corp. ("Buyer"), DeVivo Industries, Inc. ("DeVivo"), Ecological Technologies, Inc. ("Eco" and, together with DeVivo, the "Companies"), and Mario DeVivo ("M. DeVivo"), Mariano Tucciarone ("Tucciarone") and Anthony Rosati ("Rosati" and, together with M. DeVivo and Tucciarone, the "Shareholders").

                               W I T N E S S E T H

                  WHEREAS,  the  Companies   manufacture  and  distribute  waste
containers and "roll offs" to the waste hauling industry; and

                  WHEREAS, DeVivo is a Connecticut corporation having an authorized capital of 5,000 shares of common stock, no par value (the "DeVivo Common Stock"), of which, as of the date hereof, 4,900 shares and 100 shares are issued and outstanding and owned of record and beneficially by Mario DeVivo and Tucciarone, respectively (collectively, the "DeVivo Shares");

                  WHEREAS, Eco is a Connecticut corporation having an authorized capital of 20,000 shares of common stock, no par value ("Eco Common Stock"), of which, as of the date hereof, 80 shares, 10 shares and 10 shares are issued and outstanding and owned of record and beneficially by M. DeVivo, Tucciarone and Rosati, respectively (the "Eco Shares" and, together with the DeVivo Shares, the "Shares");

                  WHEREAS, Buyer is a Connecticut corporation and a wholly-owned subsidiary of Hi-Rise;

                  WHEREAS, the Shareholders desire to sell and Buyer desires to purchase the Shares on the Closing Date (as defined below);

                  WHEREAS, Hi-Rise, Buyer, the Companies and the Shareholders desire to make certain representations, warranties and agreements in connection with the purchase and sale of the Shares and to prescribe various conditions to the purchase and sale of the Shares;

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereto intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                 SALE OF SHARES

                  Section 1.1 DELIVERY OF SHARES. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Shareholders will transfer, assign, convey and deliver to Buyer certificates representing the Shares against receipt of the portion of the Purchase Price (as defined below) payable on the Closing Date. Each of the certificates shall be duly endorsed for transfer or accompanied by appropriate stock powers duly executed, in either case in favor of Buyer, and each certificate shall have all necessary stock transfer tax stamps affixed thereto at the Shareholders' expense.

                  Section   1.2   PURCHASE    CONSIDERATION.    The    aggregate
consideration to be paid for the Shares and the covenant not to compete set forth in Section 11.1 shall be the Purchase Price (as defined below).

                  Section 1.3 CLOSING TRANSACTIONS. At the Closing (as defined in Section 2.1 hereof), in payment for the Shares, the Buyer shall deliver to the Shareholders (i) $11,707,200 and 600,900 shares of common stock, $.01 par value, of Hi-Rise ("Hi-Rise Common Stock") in consideration for the purchase of the DeVivo Shares and (ii) 862,500 shares of Hi-Rise Common Stock in consideration for the purchase of Eco Shares. The cash payments referred to in the preceding sentence and the shares of the Hi-Rise Common Stock referred to in the preceding sentence (the "Hi-Rise Shares") are referred to herein collectively as the "Purchase Price.". The cash portion of the Purchase Price shall be remitted to the Shareholders by wire transfer of immediately available funds or paid by check in accordance with their written instructions delivered to Buyer prior to the Closing and Hi-Rise shall deliver the Hi-Rise Shares to each of the Shareholders or their designated representative(s) on the Closing Date, in each case in the respective amounts indicated below opposite their names:

                  (a)      PURCHASE PRICE FOR THE DEVIVO SHARES:
                           -------------------------------------


Shareholder                  Purchase Price                   Purchase Price
-----------                  --------------                   --------------
                                (Cash)`                      (Hi-Rise Shares)

Mario DeVivo                  $11,473,056                     588,882 shares
Mariano Tucciarone             $ 234,144                       12,018 shares

                  (b)      PURCHASE PRICE FOR THE ECO SHARES:
                           ----------------------------------


Shareholder                       Purchase Price              Purchase Price
-----------                       --------------              --------------
                                     (Cash)`                 (Hi-Rise Shares)
Mario DeVivo                           N/A                    690,000 shares
Mariano Tucciarone                     N/A                     86,250 shares
Anthony Rosati                         N/A                     86,250 shares

                  For purposes of this Agreement, the Hi-Rise Shares are valued at $2.00 per share.

                  Section 1.4 TRANSFER TAXES. The Shareholders shall pay all stock transfer taxes, recording fees and other sales, use, purchase or similar taxes that may result from the sale of the Shares pursuant to this Agreement.


                                   ARTICLE II

                                     CLOSING

                  Section 2.1 CLOSING DATE. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place as soon as practicable after satisfaction or waiver of all conditions set forth herein, but no later than March 31, 1999, at the offices of Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022, or at such other time and place as Buyer and the Shareholders shall agree (the date on which such closing occurs being herein referred to as the "Closing Date").


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                       THE COMPANIES AND THE SHAREHOLDERS

                  The Companies and the Shareholders for good and valuable consideration, the receipt of which is hereby acknowledged, hereby, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date, as follows:

                  Section 3.1 CORPORATE ORGANIZATION; REQUISITE AUTHORITY TO CONDUCT BUSINESS; CERTIFICATE OF INCORPORATION AND BY-LAWS. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut. Each of the Companies has provided Buyer with true and complete copies of its Certificates of Incorporation (certified by the Secretary of State of Connecticut) and By-laws (certified by its Secretary) as in effect on the date hereof. Prior to the Closing, the minute books of each of the Companies will be delivered to Buyer, which minute books shall be accurate and complete in all material respects.

Each of the Companies has all corporate power and authority to own, operate and lease its properties and to carry on its business as the same is now being conducted. Neither of the Companies is duly qualified or licensed to do business as a foreign corporation in any foreign jurisdiction, nor does any of the Companies conduct its business or own or lease its properties such that it would be required to be so qualified or licensed.

                  Section 3.2 CAPITALIZATION AND SHAREHOLDINGS. The authorized capital stock of DeVivo consists of 5,000 shares of Common Stock, no par value, of which 5,000 shares are issued and outstanding. The authorized capital stock of Eco consists of 20,000 shares of Common Stock, no par value, of which 100 shares are issued and outstanding. The Shareholders own all of the Shares free and clear of all liens, claims or encumbrances of any nature, in the respective amounts set forth on SCHEDULE 3.2. Each of the Shareholders has full right, power, legal capacity and authority to transfer and deliver the Shares pursuant to this Agreement. The DeVivo Shares and the Eco Shares have, in each case, been duly authorized and duly and validly issued and are fully paid and non-assessable and free of preemptive rights. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, agreements, understandings or arrangements to sell or issue any capital stock of either of the Companies, including any right of conversion or exchange under any outstanding security or other instrument, and no shares are reserved for issuance for any purpose.

                  Section 3.3 SUBSIDIARIES, ETC. Neither of the Companies owns (directly or indirectly) any equity interest in any corporation, partnership, limited liability company, joint venture, affiliate, association or other entity.

                  Section 3.4 AUTHORITY RELATIVE TO AND VALIDITY OF THIS AGREEMENT. (i) Each of the Companies has all requisite corporate power and authority to enter into this Agreement, to perform all of their respective obligations hereunder and to consummate the transactions contemplated hereby without the approval of any third party, except as listed on SCHEDULE 3.4. All necessary action including, without limitation, obtaining the approval of the Board of Directors of each of the Companies and the Shareholders, has been taken by the Companies and the Shareholders with respect to the execution, delivery and performance by the Companies and the Shareholders of this Agreement and the consummation of the transactions contemplated hereby and no further authorization will be necessary to authorize the execution and delivery by them hereof and thereof, and the performance of their respective obligations hereunder. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of the Companies or the Shareholders to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and no action, waiver or consent by any Federal, state, municipal or other governmental department, commission or agency ("Governmental Authority") is necessary to make this Agreement a valid instrument binding upon the Companies and the Shareholders in accordance with its terms. This Agreement has been duly executed and delivered by the Companies and the Shareholders and constitutes the legal, valid and binding obligations of the Companies and the Shareholders, enforceable against each such party in accordance with its terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may be limited by Federal or state securities laws or by public policy.

                  (ii) The employment agreement entered into on the date hereof by and between Hi-Rise and M. DeVivo (the "DeVivo Employment Agreement") has been duly executed and delivered by M. DeVivo and constitutes the legal, valid and binding obligation of M. DeVivo, enforceable against him in accordance with its terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may be limited by Federal or state securities laws or by public policy.

                  Section 3.5 REQUIRED FILINGS AND CONSENTS; NO CONFLICT. Except as set forth on SCHEDULE 3.5 and assuming that the ultimate parent entity (as such term is defined in Rule 801.1(a), 16 C.F.R. ss.801.1(a)(3)) ("Ultimate Parent Entity") of Buyer has less than $100 million of annual net sales or total assets (as determined in accordance with Rule 801.11, C.F.R. ss. 801.11) as stated on its last regularly prepared income statement and balance sheet ("HSR Assets and Revenues"), neither of the Companies or any of the Shareholders is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement. The execution, delivery and performance of this Agreement by the Companies and the Shareholders and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any law, regulation, judgment, order or decree binding upon the Companies or Shareholders, (b) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of either of the Companies or (c) conflict with or result in a breach of any condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of either of the Companies, pursuant to, or cause or permit the acceleration prior to maturity of any amounts owing under, any indenture, loan agreement, mortgage, deed of trust, lease, contract, license, franchise or other agreement or instrument to which any of the Companies is a party or which is or purports to be binding upon either of the Companies, or by which any of their properties are bound. The execution, delivery and performance of this Agreement by the Companies and the Shareholders and the consummation of the transactions contemplated hereby will not result in the loss of any license, franchise, legal privilege or permit possessed by any of the Companies or give a right of termination to any party to any agreement or other instrument to which any of the Companies is a party or by which any of their respective properties are bound.

                  Section 3.6 FINANCIAL STATEMENTS. The balance sheets of DeVivo and Eco as of December 31, 1998 and the related statement of operations, cash flow and changes in shareholder's equity for the twelve-month period ended December 31, 1998, together with the notes thereto (the "Financial Statements"), which are attached hereto as Exhibits A and B, respectively, have been prepared from and are in accordance with the respective books and records of DeVivo and Eco, respectively, and are in conformity with GAAP consistently applied, and fairly present the financial condition of DeVivo and Eco, respectively, as at the dates stated and the respective results of operations of DeVivo and Eco, respectively, for the periods then ended. All information submitted to Buyer by the Companies or M. DeVivo in connection with the Financial Statements was true and correct as of the date or dates submitted, as of the date hereof and as of the Closing Date. Neither of the Companies has any liability or obligation of any kind or manner, either liquidated, unliquidated, direct, accrued, absolute, contingent or otherwise, whether due or to become due, which was required to be reflected by GAAP consistently applied, and which was not accurately reflected in the Financial Statements or in the notes thereto, except for current liabilities arising in the ordinary and usual course of business of the Companies subsequent to December 31, 1998, which are accurately reflected on its books and records with past practice.

                  Section 3.7 LIABILITIES. Except as set forth on SCHEDULE 3.7, neither of the Companies has any liability, debt or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) other than:

                           (i) those set forth or reflected in the Financial Statements that have not been paid or discharged since the date thereof;

                           (ii) those arising under agreements or other commitments expressly identified in any Schedule hereto including, but not limited to, real property leases, personal property leases and material contracts; and

                           (iii) current liabilities arising in the ordinary and
                  usual course of the business of each of the Companies subsequent to December 31, 1998 that are either (A) identified on or SCHEDULE 3.7 or (B) are accurately reflected on their respective books and records in a manner consistent with past practice and do not individually or in the aggregate exceed $1,000.

                  Section 3.8 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since December 31, 1998, there has not been, with respect to any of the Companies, (i) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets or properties; (ii) any entry into any commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than commitments and/or transactions (A) described in
SCHEDULE 3.8, (B) entered into in the ordinary course of business in an amount not to exceed $10,000 in the aggregate or (C) as contemplated by this Agreement;
(iii) any transfer, assignment or sale of, or rights granted under, any material leases, licenses, agreements, patents, trademarks, trade names, copyrights or other assets other than those transferred, assigned, sold or granted in the ordinary course of business and consistent with past practice; (iv) any mortgage, pledge, security interest or imposition of any other encumbrance on any assets or properties except in the ordinary course of business; any payment of any Liabilities of any kind other than Liabilities currently due; any cancellation of any debts or claims or forgiveness of amounts owed to either of the Companies; (v) any change in accounting principles or methods (except insofar as may have been required by a change in U.S. GAAP); (vi) any change in any Connecticut state or local law, rule or regulation applicable to or binding upon the business of either of the Companies; (viii) any dividend or distribution to the Shareholders other than as disclosed in SCHEDULE 3.8; or
(ix) any increase in the compensation payable to any Shareholder or any executive employee of the Companies . Since December 31, 1998, each of DeVivo and Eco has conducted its business only in the ordinary course and in a manner consistent with past practice and has not made any material change in the conduct of its business or operations except, other than as disclosed in
SCHEDULE 3.8.

                  Section 3.9 TAXES AND TAX RETURNS. (i) The Companies and any affiliated, consolidated, combined, unitary or similar group of which they singly or in any combination are or have been members have filed or caused to be filed in a timely manner all returns, declarations, reports, estimates, information returns and statements with respect to Taxes ("Tax Returns") required to be filed under any United States federal, state or local or any foreign law pertaining to Taxes and such Tax Returns are in all respects true, complete and correct. Each of the Companies has paid, within the time and in the manner prescribed by law, all Taxes required to be shown on such Tax Returns. No claim has ever been made by an authority in a jurisdiction where either of the Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, alternative (or add-on) minimum, license, withholding, employment, environmental, payroll, disability, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a consolidated, unitary, combined, separate or any other basis, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

                  (ii) Each of the Companies has paid or accrued on its books and records amounts that are adequate for the payment of all Taxes, whether or not required to be shown on any Tax Return, not yet due and payable, including Taxes for any period that ends on or before the Closing Date and for any period that begins before the Closing Date and ends after the Closing Date to the extent such Taxes are attributable to the portion of any such period ending on the Closing Date.

                  (iii) Each of the Companies has complied in all respects with all applicable laws, rules and regulations to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld from employees and any other third parties and paid over to the proper governmental authorities, all amounts required to be so withheld and paid under all applicable laws.

                  (iv) Except for extensions as may be required for Federal and State 1998 tax returns for the Companies, there are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by either of the Companies and neither of the Companies is the beneficiary of any extension to file any Tax Return.

                  (v) No Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of either of the Companies and no deficiencies for any Taxes have been asserted or assessed against either of the Companies that have not been resolved or paid in full. There are no tax liens or similar encumbrances with respect to any of the assets of either of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax. No material issue is currently being asserted by the Internal Revenue Service (the "IRS") or other relevant taxing authority in any audit or examination of the Tax Returns of either of the Companies. Neither DeVivo nor Eco has filed with respect to any item a disclosure statement pursuant to
Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code") or any comparable disclosure with respect to Federal, state and/or local tax statutes.

                  (vi) No currently effective power of attorney has been granted by either of the Companies with respect to any matter relating to Taxes which is currently in force.

                  (vii) Neither of the Companies has at any time been included in a consolidated, affiliated, combined, unitary or similar Tax Return nor was any such inclusion required or has any liability on Taxes of any other person as a transferee, successor, by contract or otherwise.

                  (viii) Each of DeVivo and Eco is an S corporation as defined in Section 1361(a)(1) of the Code and in the case of Eco, has qualified as an S corporation for each and every taxable year since inception in each tax jurisdiction in which it is subject to income taxation and will continue to be an S corporation in all such jurisdictions up to the Closing.

                  Section 3.10 EMPLOYEE BENEFIT PLANS;  EMPLOYEES.  (i) SCHEDULE
3.10 contains a list of all plans, agreements or arrangements of any kind relating to deferred compensation, pension, profit sharing, money purchase or other retirement benefits, stock purchase, stock grant, stock option, stock appreciation rights, and other equity-based compensation or benefits, salary, bonus, commission, incentive, severance, parachute or change in control payments or benefits, health and welfare benefits, life, disability or other insurance benefits, layoff or unemployment benefits, or any other employee benefits or fringe benefits maintained or contributed to by either of the Companies, or under which either of the Companies have any liabilities or obligations including, but not limited to, any employee benefit plan within the meaning of
Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA") (collectively referred to as the "Plans"). For purposes of this Section 3.10, references to the Companies include any entity affiliated with the Companies under Sections 414(b), (c) and (m) of the Code or Section 4001(b) of ERISA (excluding any foreign affiliate of the Companies). Neither of the Companies is required to contribute to, and has no liability under or with respect to, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA. Each of the Companies has previously delivered to Buyer true and complete copies of (i) each written Plan, including all amendments to date, (ii) the most recent Form 5500 and schedules thereto for each Plan required to file the same,
(iii) where applicable, trust or other funding agreements or policies under each Plan, (iv) where applicable, investment management or other service agreements in respect of each Plan, (v) where applicable, the most recent actuarial reports and financial statements relating to each Plan, (iv) where applicable, the most recent determination letter from the Internal Revenue Service regarding each Plan intended to be qualified under Section 401(a) of the Code, (vii) summary plan descriptions and any other material employee communications with respect to each Plan and (viii) all employment or personal handbooks, policies or manuals.

                  (ii) All material obligations of the Companies existing on or prior to the date hereof, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental agency or to or in respect of any Plan have been paid, or adequate accruals for such payments have been made by the Companies on their respective books of account.

                  (iii) Each Plan has been administered and operated in all material respects in accordance with its terms and applicable law. Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and each related trust is exempt from tax under Section 501(a) of the Code. None of the Plans, nor any trust created thereunder, has engaged in any non-exempt material "prohibited transaction" as such term is defined in
Section 4975 of the Code and Section 406 of ERISA.

                  (iv) Each of the Plans is, and in administering each of the Plans, each of the Companies is, in material compliance with all applicable laws including, without limitation, ERISA and the Code. Neither of the Companies has incurred any liability under Title IV of ERISA, Section 412 of the Code or
Section 302 of ERISA, with respect to any employee benefit plan subject to any of those provisions, and there exist no facts, conditions or circumstances which would make it reasonable to anticipate that the Companies will incur any such liability.

                  (v) The projected benefit obligation, within the meaning of Statement of Financial Accounting Standards No. 87 of the Financial Accounting Standards Board, under each Plan which is subject to Title IV of ERISA, determined on the basis of actuarial assumptions ordinarily used under such Plan as of the most recent actuarial valuation date for such Plan and as of December 31, 1997, does not exceed the current value of all of the assets of such Plan.

                  (vi) All reports relating to the Plans required to be filed with or furnished to any governmental body, agency or court, Plan participants or beneficiaries prior to the date hereof have been timely filed or furnished in accordance with applicable law.

                  (vii) Neither of the Companies has (i) experienced any reportable event within the meaning of ERISA or other event or condition which presents a material risk of the termination of any pension Plan by the Pension Benefit Guaranty Corporation ("PBGC"); (ii) had any tax imposed on it by the IRS for any violation under Section 4975 of the Code; and (iii) engaged in any transaction which could reasonably be expected to subject any of them or any Plan to any liability for any tax under Section 4975 of the Code.

                  (viii) To the best of the Companies' and the Shareholders' knowledge, there is no matter involving any Plan maintained or established for employees of the Companies which is pending before the IRS, the Department of Labor or any other governmental agency or court.

                  (ix) As to any Plan subject to Title IV of ERISA, (i) there has been no reportable event within the meaning of Section 4043 of ERISA; (ii) no notice of intent to terminate the Plan has been given under Section 4041 of ERISA; (iii) no proceeding has been instituted under Section 4042 of ERISA to terminate any Plan; (iv) no liability to the PBGC has been incurred (other than PBGC insurance premiums); and (v) as to any Plan intended to be qualified under
Section 401 of the Code, to the best of the Companies' and the Shareholders' knowledge, there has been no termination or partial termination of any such Plan within the meaning of Section 411(d)(3) of the Code.

                  (x) Each Plan which is a "welfare plan" (as defined in Section
(3)(1) of ERISA) is either (i) unfunded or (ii) funded through insurance contracts.

                  (xi) Neither of the Companies provides medical or life insurance benefits to or in respect of employees beyond the date of retirement or other termination of employment, other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law, nor does it have any current or projected liability for any unfunded post-retirement medical or life insurance benefits in respect of any employee or former employee.

                  (xii) No Plan (including any agreement with any employee or former employee) provides for benefits by reason of severance or change in control. Other than as provided under this Agreement, the consummation of the transactions contemplated under this Agreement and as contemplated hereby will not cause the payment, acceleration, vesting or funding of any compensation, benefit or other entitlement with respect to any employee of the Companies under any Plan.

                  (xiii) No employer securities, employer real property or other employer property is included in the assets of any Plan.

                  (xiv) Neither of the Companies is party to any written or oral deferred or incentive compensation, employment, severance, consulting or other similar contract, arrangement or policy or labor contracts or collective bargaining agreements relating to its employees.

                  (xv) SCHEDULE 3.10 also sets forth the salary or wage and bonus arrangements for each current employee of each of the Companies as of the date hereof and for the last two calendar years, and all accrued vacation time for each current employee. There are no pending, or to the best of the Companies' and the Shareholders' knowledge, threatened actions, suits or claims by former or present employees (or their beneficiaries) of the Companies.

                  Section 3.11 TITLE TO PROPERTY. Neither of the Companies owns any real property. M. DeVivo is the sole owner in fee of all of the real property leased or used by the Companies. On the Closing Date, each of the Companies has and will have good and marketable title, or valid leasehold rights (in the case of leased property), to all personal property, including any and all motor vehicles, purported to be owned or leased by them or used in the operation of their businesses (the "Property"), free and clear of all liens, claims and encumbrances of any nature, except as set forth on SCHEDULE 3.11. Neither of the Companies owns any real property. On the Closing Date, each of the Companies will have good and marketable title, or valid leasehold rights (in the case of leased Property) to all personal property set forth on SCHEDULE 3.11, free and clear of all liens, claims and encumbrances of any nature.
SCHEDULE 3.11 sets forth a complete and accurate list of (i) all real property leased by the Companies in the conduct of business of the Companies, (ii) all motor vehicles owned or leased by the Companies, (iii) all personal property owned by the Companies and used in connection with the business as of the Companies, including without limitation, all inventory, machinery, equipment, tooling, parts, furniture, supplies, office equipment, including all invoices received therefor, (iv) all leases of equipment or other personal property used in the conduct of the business of the Companies and (v) all other owned or leased property with an individual value in excess of $2,500. All equipment and other property used in the conduct of the business of the Companies are owned by the Companies, are held free and clear of all mortgages, pledges, liens, security interests, claims, encumbrances and restrictions of any nature whatsoever, except those obligations which will be paid at Closing and any liabilities identified on Schedule 3.11 as "Permitted Liabilities." No financing statement under the Uniform Commercial Code or similar law naming any of the Companies as debtor has been filed in any jurisdiction in respect of the Property, and neither of the Companies is a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement, except those financing statements that will be terminated at Closing.

                  Except for the  Indenture  of Lease  dated  February  23, 1999 between DeVivo and M. DeVivo (the "Lease") relating to the real property used by DeVivo located at 40-42 High Bridge Street, Newtown, Connecticut, no real property is leased or used by any of the Companies. The Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with the Lease is necessary for the Companies or the Shareholders to enter into and execute this Agreement and consummate the transactions contemplated hereby.

                  Section 3.12 TRADEMARKS, PATENTS AND COPYRIGHTS. (i) For purposes of this Agreement, the term "Proprietary Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, each patent, patent rights, license, patent application, trade name, trademark, trade name and trademark registration, trademark applications, copyright, copyright registration, copyright application, service mark, brand mark and brand name, trade secrets relating to or arising from any proprietary process, formula, source or object code, and all other proprietary rights owned or possessed by any of the Companies, or the renewal rights therein. Each of the Companies owns or has the right to use, sell or license all Proprietary Rights and such Proprietary Rights are sufficient for the conduct of the businesses of the Companies as they are currently being conducted as of the date hereof.
SCHEDULE 3.12 hereto lists each patent, patent right, patent application, tradename registration, trademark registration, copyright registration, copyright application, source and object code owned or possessed by any of the Companies;

                  (ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Proprietary Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Proprietary Rights or impair the right of any of the Companies to use, sell or license any Proprietary Rights or any portion thereof;

                  (iii) Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by any of the Companies or currently under development by any of the Companies violates any license or agreement between any of the Companies and any third party relating to such product or infringes any intellectual property right of any other party, and there is no pending or, to the best of the Companies' and the Shareholders' knowledge, threatened claim or litigation contesting the validity and ownership by any of the Companies or right to use, sell, license or dispose of any Proprietary Right nor, to the best of the Companies' and the Shareholders' knowledge is there any basis for any such claim, nor has any of the Companies received any notice asserting that any Proprietary Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best of the Companies' and the Shareholders' knowledge, is there any basis for any such assertion; and

                  (iv) Neither of the Companies or the Shareholders has received any notice, and no current or prior officers, employees or consultants of any of the Companies claim an ownership interest in any Proprietary Rights as a result of having been involved in the development of such property while employed by or consulting to any of the Companies or otherwise.

                  Section 3.13 LEGAL PROCEEDINGS, CLAIMS, INVESTIGATIONS, ETC. Except as set forth on SCHEDULE 3.13, there is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or to the knowledge of the Shareholders, threatened, against the Companies (or any director, officer or employee of the Companies) relating to the business or assets of the Companies. SCHEDULE 3.13 contains a complete and accurate description of the actions and/or proceedings referred to therein. Neither the Companies nor the Shareholders has been
informed  of  any  violation  of  or  default  under,   any  laws,   ordinances,
regulations, judgments, injunctions, orders or decrees (including without limitation, any immigration laws or regulations) of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to the Companies or the business thereof. Neither of the Companies is currently subject to any material judgment, order, injunction or decree of any court, arbitral authority, administrative agency or other governmental authority.

                  Section 3.14 INSURANCE. SCHEDULE 3.14 hereto sets forth a list and brief description of all existing insurance policies maintained by the Companies pertaining to its respective business properties, personnel or assets. Neither of the Companies is in default with respect to any provision contained in any insurance policy, and has not failed to give any notice or present any claim under any insurance policy in due and timely fashion. Prior to the Closing, all such policies shall have been delivered to Buyer. All such policies are in full force and effect and following the Closing will continue to be in full force and effect. All payments with respect to such policies are current and Neither of the Companies has received any notice threatening a suspension, revocation, modification or cancellation of any such policy.

                  Section 3.15 MATERIAL CONTRACTS. SCHEDULE 3.15 sets forth a complete and accurate list as of the Closing Date of all contracts or agreements that (a) obligate any of the Companies to pay or to receive an annual amount of $5,000 or more, (b) have an unexpired term as of September 30, 1998 in excess of one year and that obligate any of the Companies to pay or to receive an amount in any year in excess of $5,000, (c) contain a covenant not to compete or otherwise significantly restrict any of the Companies' business activities, (d) provide for a guaranty or indemnity by any of the Companies, (e) grant a power of attorney, agency or similar authority by any of the Companies to another person or entity, (f) provide for the grant by any of the Companies to any person of any preferential rights to purchase any of the properties or assets of any of the Companies, (g) involve a transaction between any of the Companies and any affiliate, employee, officer or director thereof (other than the Lease), (h) constitute a collective bargaining agreement or provides for severance benefits to any officer, director or employee, or (i) are in writing, to which any of the Companies is a party and the non-performance of which by any party thereto can reasonably be expected to have a material adverse effect on any of the Companies (collectively, "Material Contracts"). Any purchase order, written or oral, in receipt of the Company requiring the provision by the Companies of products or services the value of which exceeds $10,000 constitutes a Material Contract. Copies of all written contracts and a description of the terms of all other oral contacts to which any of the Companies is a party, including any and all amendments and modifications thereto, have been delivered to Buyer prior to the date hereof.

                  Each of the Material Contracts is valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective provisions. Neither of the Companies has assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its respective right, title or interest under any of the Material Contracts. Neither of the Companies, or any other party thereto is in violation of, in default in respect of, nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a violation or a default of or under the Material Contracts. No written or oral notice has been received by any of the Companies or the Shareholders claiming any default by any of the Companies or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate any Material Contract.

                  Section 3.16 INVENTORIES. All Inventories reflected in the Financial Statements are stated at the lower of cost or market on a first-in-first-out basis in accordance with GAAP, with adequate reserves for obsolete, obsolescent and slow moving items consistently applied in conformity with past practices. SCHEDULE 3.16 contains a true and complete list of all inventory (including work in progress) of the Companies as of December 31, 1998. All inventory of the Companies is in good and marketable condition and otherwise fit for sale. Since December 31, 1998, none of such Inventory has been sold or otherwise disposed of except in the ordinary course of business. On the Closing Date, each of the Companies will have Inventory sufficient in quantity, type and quality for the conduct of their respective business in accordance with past practice.

                  Section 3.17 CUSTOMERS. There are no pending or, to the best of the Companies' and the Shareholders' knowledge, threatened disputes between any of the Companies and any of their respective locations, vendors, suppliers, customers or other parties that in any way relate to the operation of the business of any of the Companies. SCHEDULE 3.17 lists all locations, vendors, suppliers, customers or other parties that have commercial dealings with the Companies relating to the businesses of the Companies, and a description of the nature of such dealings.

                  Section 3.18 ACCOUNTS RECEIVABLE. All accounts receivables of the Companies have arisen from bona fide transactions by the Companies in the ordinary course of business. To the knowledge of the Companies and M. DeVivo, there are no defenses, claims of disabilities, offsets, refusals to pay or other rights of offset against any such accounts receivable. Any allowances that the Companies has established specifically for doubtful accounts, has been established on a basis consistent with the Companies' respective prior practice, credit experience and GAAP consistently applied.

                  Section 3.19 CERTAIN TRANSACTIONS. Except for the Lease and as set forth on SCHEDULE 3.19, none of the Shareholders, any officer, director or any employee of any of the Companies, or any member of any such person's or any Shareholder's family is presently a party to any transaction with any of the Companies relating to the business of any of the Companies, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of any of the Companies), any such person or any corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

                  Section 3.20 BROKER. No broker, finder or investment banker is entitled to any brokerage or finder's fee or other commission in connection with the transactions contemplated hereby based on the arrangements made by or on behalf of any of the Companies or the Shareholders.

                  Section 3.21 ENVIRONMENTAL MATTERS. (a) Except as disclosed in
SCHEDULE 3.21, Item 4, neither M. DeVivo nor the Companies is the subject of, or being threatened to be the subject of (i) any enforcement proceeding, or (ii) any investigation, brought in either case under any Federal, state or local environmental law, rule, regulation, or ordinance at any time in effect or (iii) any third party claim relating to environmental conditions on or off the properties of any of the Companies. Except as disclosed in SCHEDULE 3.21, Item 4, neither Mr. DeVivo nor the Companies has been notified that it must obtain any permits and licenses or file documents for the operation of the business under Federal, state and local laws relating to pollution protection of the environment. Except as disclosed in SCHEDULE 3.21, Item 4, neither of the Companies has been notified of any conditions on or off the properties of any of the Companies which will give rise to any material liabilities, known or unknown, under any Federal, state or local environmental law, rule, regulation or ordinance, or as the result of any claim of any third party. For the purposes of this Section 3.21, an investigation shall include, but is not limited to, any written notice received by any of the Companies or the Shareholders that relates to the onsite or offsite disposal, release, discharge or spill of any waste, waste water, pollutant or contaminants.

                  (b) There are no toxic wastes or other toxic or hazardous substances or materials, pollutants or contaminants that any of the Companies (or, to the best of the Companies' and the Shareholders' knowledge, any previous occupant of the facilities of any of the Companies) has used, stored or otherwise held in or on any of the facilities of any of the Companies, that are present at or have migrated from the Companies' facilities, whether contained in ambient air, surface water, groundwater, land surface or subsurface strata. Except as disclosed in SCHEDULE 3.21, Item 4, the facilities of the Companies have been maintained by the Companies in material compliance with all environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, and regulations. Neither of the Companies has disposed of or arranged (by contract, agreement or otherwise) for the disposal of any material or substance that was generated or used by any of the Companies at any off-site location that has been or is listed or proposed for inclusion on any list promulgated by any Governmental Authority for the purpose of identifying sites which pose a danger to health and safety. Except as described in SCHEDULE 3.21, Item 2, there have been no environmental studies, reports and analyses made or prepared in the last five years relating to the facilities of any of the Companies. Neither of the Companies has installed any underground storage tanks in any of its respective facilities and, to the best of the Shareholders' knowledge, none of such facilities contains any underground storage tanks.

                  Section 3.22 ILLEGAL PAYMENTS. Neither of the Companies or the Shareholders has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of any of the Companies, that the Shareholders know or have reason to believe to have been illegal under any Federal, state or local laws or the laws of any other country having jurisdiction. Neither of the Companies has participated, directly or indirectly, in any boycotts affecting any of its actual or potential customers.

                  Section 3.23 LICENSES. Each of the Companies is the holder of all state, Federal and local licenses, permits and approvals required to conduct its business as it is presently being conducted (the "Licenses"). All of the Licenses are in good standing, valid and effective, and free and clear of any liens, conditions or restrictions which might limit their full utilization as authorized by any governmental authority. SCHEDULE 3.23 lists each License so held and its date of expiration.

                  Section 3.24  COMPLIANCE  WITH LAW. (a) Except as disclosed in
SCHEDULE  3.21,  Item 4, each of the Companies and M. DeVivo (but in the case of
M. DeVivo, only in respect of the property covered by the Lease) have complied in all material respects with all laws, rules, regulations, arbitral determinations, orders, writs, decrees and injunctions that are applicable to or binding upon any of the Companies, their respective business or the Property, and has no notice or knowledge of any violations, whether actual, claimed or alleged, thereof.

                  Section 3.25 LABOR MATTERS. Neither of the Companies or the Shareholders has received any notice from any labor union or group that it represents or intends to represent the employees of any of the Companies. Each of the Companies has complied in all material respects with all applicable laws affecting employment and employment practices, terms and conditions of employment and wages and hours. Neither of the Companies has received any notice of and there is no complaint alleging unfair labor practices against it pending, or to the best knowledge of the Companies and the Shareholders, threatened before the National Labor Relations Board or any other charges or complaints pending, or to the best knowledge of the Companies and the Shareholders, threatened before the Equal Employment Opportunity Commission, any state or local Human Rights Commission or any other state or local agency in respect of labor or employment matters. No labor strike, material dispute, slowdown or stoppage has occurred with respect to the employees of the Companies and there is no labor strike, material dispute, slowdown or stoppage pending or threatened with respect to their employees. There are no pending grievances or arbitration proceedings against any of the Companies with respect to the operation of their respective businesses.

                  Section 3.26 BOOKS OF ACCOUNT; RECORDS. The general ledgers, books of account and other records of each of the Companies in respect of their respective business are complete and correct in all material respects and have been maintained in accordance with good business practices and on a consistent basis from period to period reflected therein.

                  Section 3.27 COMPLETE DISCLOSURE. No representation or warranty made by the Companies and/or the Shareholders in this Agreement and no exhibit, schedule, statement, certificate or other writing furnished to Buyer by or on behalf of the Companies or the Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                  Section 3.28 CONDITION OF THE ASSETS. All material items of equipment used in the operation of the business of the Companies and in good working order and condition, reasonable wear and tear and obsolescence excepted. Neither of the Companies has any assets with a value in excess of $1,000 in the aggregate, used in, related in any way to, or required for the conduct of their respective businesses that are not owned or leased by the Companies.

                  Section 3.29 INVESTMENTS IN COMPETITORS. None of the Shareholders nor any of their affiliates owns directly or indirectly any interests or has any investment in any person that is a competitor of any of the Companies other than the securities of any issuer that are listed for trading on a national securities exchange or are traded in the over-the-counter market which do not, in the case of any shareholder, constitute more than 3.0% of the total amount of such securities that are outstanding.

                  Section 3.30 INVESTMENT REPRESENTATIONS. (a) The Hi-Rise Shares received by each of the Shareholders pursuant to Article I hereof will be acquired by each of the Shareholders for investment solely for the accounts of each of the Shareholders and not for distribution, transfer or sale to others in connection with any distribution or public offering.

                  (b) Each of the Shareholders (i) has received all information that each of the Shareholders deems necessary to make an informed investment decision with respect to an investment in The Hi-Rise Shares; (ii) has had the opportunity to make such investigation as each of the Shareholders desires pertaining to Hi-Rise and an investment therein and (iii) has had the opportunity to ask questions of representatives of Hi-Rise concerning Hi-Rise.

                  (c) Each of the Shareholders understands that each of the Shareholders must bear the economic risk of an investment in Hi-Rise for an indefinite period of time because (i) The Hi-Rise Shares have not been registered under the Securities Act and applicable state securities laws and
(ii) the Hi-Rise Shares received by each of the Shareholders pursuant to Article I hereof may not be sold, transferred, pledged or otherwise disposed of except if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF BUYER AND HI-RISE

                  Buyer and Hi-Rise hereby jointly and severally represent and warrant to the Companies and the Shareholders as follows:

                  Section 4.1 CORPORATE ORGANIZATION; REQUISITE AUTHORITY TO CONDUCT BUSINESS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut. Hi-Rise is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. On or prior to the Closing, each of Buyer and Hi-Rise will have full corporate power and authority to enter into this Agreement, the DeVivo Employment Agreement, the Lease and the Guaranty of the Lease executed by Hi-Rise in favor of M. DeVivo (the "Lease Guaranty") (collectively, the "Buyer's Documents") to which it is to be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Buyer's Documents have been or will be on or prior to the Closing duly authorized and approved by Buyer's and Hi-Rise's Board of Directors and no further action on the part of Buyer or Hi-Rise will be necessary to authorize the execution and delivery by either of them of, and the performance of their respective obligations under, the Buyer's Documents. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of Buyer or Hi-Rise to execute and deliver the Buyer's Documents and to consummate the transactions contemplated hereunder and thereunder and no action, waiver or consent by any Governmental Authority is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms.

                  Section 4.2 EXECUTION AND DELIVERY. Assuming that the Ultimate Parent Entity of the Companies has less than $100 million of HSR Assets and Revenues, neither Buyer nor Hi-Rise is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of the Buyer's Documents, other than filings to be made by Hi-Rise following the closing under applicable U.S. securities laws. The Buyer's Documents to which each of Buyer and Hi-Rise have been or will be duly executed and delivered on behalf of Buyer and Hi-Rise, as the case may be, and when executed will constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may be limited by Federal or state securities laws or by public policy.

                  Section 4.3 NO CONFLICTS; ABSENCE OF DEFAULTS. The execution, delivery and performance of the Buyer's Documents to which each of them shall be a party by Buyer and Hi-Rise and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or violate (a) the Buyer's or Hi-Rise's Certificate of Incorporation, as amended, or Bylaws or
(b) any material law, administrative regulation or rule or court order, judgment or decree applicable to the Buyer or Hi-Rise and the execution and delivery of the Buyer's Documents or the consummations of the transactions contemplated thereby will not constitute a material breach of, or any event of default under, any material contract or agreement to which the Buyer or Hi-Rise is bound, or by which the Buyer or Hi-Rise may be bound or affected.

                  Section 4.4 INVESTMENT. Buyer is acquiring the Shares solely for its own account as an investment and not with a view to any distribution or resale thereof within the meanings of such terms under the Securities Act.


                                    ARTICLE V

             COVENANTS OF THE COMPANIES, THE SHAREHOLDERS AND BUYER

                  Section 5.1 COVENANTS. Each of the Companies, Shareholders, Buyer and Hi- Rise covenants and agrees as follows:

                  (a) BEST EFFORTS. Each of the parties hereto agrees to proceed diligently and use their best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper and advisable to consummate the transactions contemplated by this Agreement.

                  (b) COMPLIANCE. Each of the parties hereto agrees to comply in all material respects with all applicable rules and regulations of any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby; to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

                  (c) NOTICE. Each of the parties hereto agrees to give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event whose occurrence or failure to occur, would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof and
(ii) any material failure on its part, or on the part of any of its officers, directors, employees or agents to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  (d) CONFIDENTIALITY. (i) The Shareholders agree to hold in strict confidence all data and information obtained from the other parties hereto or any subsidiary, division, associate, representative, agent or affiliate of any such party (unless such information is or becomes publicly available without the fault of any representative of such party, or public disclosure of such information is required by law in the opinion of counsel to such party) and shall insure that such representatives do not disclose information to others without the prior written consent of the other parties hereto, and in the event of the termination of this Agreement, to cause its representatives to return promptly every document furnished by the other parties hereto or any subsidiary, division, associate, representative, agent or affiliate of any such party in connection with the transactions contemplated hereby and any copies thereof which may have been made, other than documents which are publicly available.

                           (ii)  Buyer  and  Hi-Rise  agree  to hold  in  strict
confidence all personal data and information obtained from Shareholders (unless such information is or becomes publicly available, or public disclosure of such information is required by law in the opinion of counsel to such party), and in the event of the termination of this Agreement, to promptly return every document furnished by Shareholders containing such personal data and information.

                  (e) ANNOUNCEMENTS. That all public announcements, statements and press releases concerning the transactions contemplated by this Agreement shall be mutually agreed to by the Companies, on one hand, and Hi-Rise, on the other hand, before the issuance or the making thereof and, subject to the advice of counsel, no party shall issue any such press releases or make any such public statement prior to such mutual agreement, except as may be required by law (including Federal securities laws). Notwithstanding the foregoing, the parties hereto acknowledge that Hi-Rise may be required to file a copy of this Agreement, including all exhibits and schedules hereto, with the Securities and Exchange Commission.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                      OF THE COMPANIES AND THE SHAREHOLDERS

         The obligations of the Companies and the Shareholders under this Agreement are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing by the Shareholders, of each of the following conditions:

                  Section 6.1     CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS.

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Hi-Rise set forth in Article IV of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made as of the Closing.

                  (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer shall have been performed and complied with in all material respects on or prior to the Closing including the delivery of funds and stock certificates and the fully executed instruments and documents in accordance with this Agreement.

                  (c) NO ADVERSE PROCEEDING. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, the Shareholders, or any of the Companies for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

                  (d) CERTIFICATES. Buyer shall have delivered to the Shareholders (i) a certificate, dated the Closing Date, executed by an executive officer of the Buyer to the effect that the conditions set forth in subsections
(a), (b) and (c) of this Section 6.1 have been satisfied and (ii) a certificate dated the Closing Date, executed by Buyer's Secretary, to the effect that (A) the Articles of Incorporation and By-laws of Buyer shall have not been amended since the date upon which certified copies of each had been delivered to the Shareholders and remain in full force and effect and (B) the officers executing the Agreement on behalf of Buyer are duly elected and hold the offices set forth therein, with resolutions approved by the Board of Directors of Buyer attached as an exhibit thereto.

                  Section 6.2 CONSENTS AND APPROVALS. All filings and registrations with, and notifications to, all Federal, state, local and foreign authorities required for consummation of the transactions contemplated by this Agreement shall have been made, and all consents, approvals and authorizations of all Federal, state, local and foreign authorities and parties to material contracts, licenses, agreements or instruments required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

                  Section  6.3  EMPLOYMENT  AGREEMENT.   The  DeVivo  Employment
Agreement and satisfactory employment agreements shall have been entered into between Hi-Rise and each of Tucciarone and Rosati.

                  Section 6.4 LEASE. The Lease shall have been duly executed and delivered by M. DeVivo and the Lease Guaranty shall have been executed and delivered by Hi-Rise.


                                   ARTICLE VII

            CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND HI-RISE

         The obligations of Buyer and Hi-Rise under this Agreement are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing by Buyer, of each of the following conditions:

                  Section 7.1    CONDITIONS TO OBLIGATIONS OF BUYER AND HI-RISE.

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Companies and the Shareholders set forth in Article III of this Agreement shall have been true and correct in all respects when made and shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made as of the Closing.

                  (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by the Companies and the Shareholders shall have been performed and complied with in all material respects on or prior to the Closing including, without limitation, the delivery of (i) the certificates of all outstanding shares of common stock of the Companies pursuant to the terms of, and as more fully set forth in, Section 1.1 and (ii) fully executed instruments and documents in accordance with this Agreement.

                  (c) NO ADVERSE PROCEEDING. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, the Shareholders or any of the Companies for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

                  (d) CERTIFICATES. Each of the Companies shall have delivered to Buyer (i) certificates, dated the Closing Date, executed by the President of each of the Companies, to the effect that the conditions set forth in subsections (a), (b) and (c) of this Section 7.1 have been satisfied and (ii) certificates dated the Closing Date, executed by the respective Secretary of the Companies, to the effect that (A) the Certificate of Incorporation and By-laws of the Companies shall have not been amended since the date upon which certified copies of each had been delivered to Buyer and remain in full force and effect and (B) the officers executing this Agreement on behalf of each of the Companies are duly elected and hold the offices set forth therein, with copies of resolutions approved by the respective Board of Directors of each of the Companies and the Shareholders attached as an exhibit thereto.

                  Section 7.2 DUE DILIGENCE. The completion to the commercially reasonable satisfaction of Buyers of a due diligence review of the businesses of the Companies by Buyer and its agents.

                  Section 7.3 CONDUCT OF THE BUSINESS. No Material Adverse Effect shall have occurred, as determined by Buyer in its sole discretion.

                  Section 7.4 CONSENTS AND APPROVALS. All filings and registrations with, and notifications to, all Federal, state, local and foreign authorities required for consummation of the transactions contemplated by this Agreement shall have been made, and all consents, approvals and authorizations of all Federal, state, local and foreign authorities and parties to material contracts, licenses, agreements or instruments required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

                  Section 7.5 OPINION OF COUNSEL OF DEVIVO AND ECO AND THE SHAREHOLDERS. Buyer shall have received the opinion of Pullman & Comley, LLC, counsel to DeVivo, Eco and the Shareholders, dated the Closing Date, substantially in the form attached as EXHIBIT D hereto.

                  Section 7.6 LEASE. The Lease shall have been duly executed and delivered by M. DeVivo.

                  Section 7.7 EMPLOYMENT AGREEMENT. The DeVivo Employment Agreement shall have been duly executed and delivered by M. DeVivo and satisfactory employment agreements shall have been entered into between Hi-Rise and each of Tucciarone and Rosati.

                  Section 7.8 CONSENT OF FINANCING SOURCES. Buyer shall have received the consent of its lenders and financing sources to enter into this Agreement and to consummate the transactions contemplated hereby.

                  Section 7.9 W-9 FORMS. Shareholders shall have provided to Buyer duly executed I.R.S. Form W-9's.

                                  ARTICLE VIII

                                   TAX MATTERS

                  Section 8.1 CERTAIN TAX MATTERS. (a) The Shareholders hereby indemnify and hold harmless Buyer, Hi-Rise, DeVivo and Eco with respect to any and all Taxes that may be imposed on Buyer, Hi-Rise, DeVivo or Eco (if any) (i) with respect to all taxable periods of DeVivo or Eco ending on or prior to December 31, 1998 and (ii) all Taxes allocated to Shareholders pursuant to
Section 8.1(c) hereof.

                  (b) DeVivo and Eco shall elect and its Shareholders shall consent, pursuant to Section 1362(d) of the Code, to terminate their respective "S corporation" elections, with such termination to be effective as of January 1, 1999.

                  (c) (i) DeVivo, Eco and Shareholders covenant and agree that they have duly included, or will duly include, in their own Tax Returns their own allocable share of items of income, gain, loss, deduction or credit attributable to any period (or that portion of any period) during which DeVivo or Eco was an S corporation as required by applicable law.

                      (ii) Whenever a taxing authority asserts a claim, makes an assessment or otherwise disputes the amounts of Taxes payable ending on or before December 31, 1998, Buyer shall notify Shareholders within ten (10) days and thereafter Shareholders shall have the right to control any resulting proceedings and to determine when, whether and to what extent to settle any such claim, assessment or dispute. Notwithstanding the foregoing, the failure of Buyer to give notice under the preceding sentence shall not relieve Shareholders of any obligations hereunder unless such failure shall preclude the defense of such claim. Shareholders shall make any payment of any Tax liability for which Shareholders are liable under law within thirty (30) days after the final determination (as such term is defined in Section 1313(a) of the Code). Shareholders shall agree to no adjustment or adjustments that would have the effect of increasing Tax liability with respect to any period after December 31, 1998 without obtaining the prior written consent of Buyer.

                  (d) Shareholders shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of DeVivo or Eco for all taxable periods of DeVivo or Eco that end on or prior to December 31, 1998. All such returns shall be prepared on a basis that is consistent with the manner in which Shareholders prepared or filed such Tax Returns for prior periods. Except as otherwise provided in this subparagraph (d), Buyer shall be responsible for filing all Tax Returns required to be filed by or on behalf of DeVivo or Eco for taxable periods ending after December 31, 1998.

                  (e) After the Closing Date, Buyer and Shareholders shall provide each other with reasonable cooperation in connection with the preparation of Tax Returns of DeVivo or Eco and shall make available to the other and to any taxing authority, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of DeVivo or Eco for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof.


                                   ARTICLE IX

                                 INDEMNIFICATION

                  Section 9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Subject to the limitations set forth in this Article IX and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Buyer or Hi-Rise, on one hand, or the Companies or the Shareholders, on the other hand, all representations, warranties, covenants and agreements of Buyer, the Companies or the Shareholders in this Agreement shall survive the execution, delivery and performance of this Agreement and shall be deemed to have been made again by Buyer, the Companies and the Shareholders at and as of the Closing. The representations and warranties contained in this Agreement shall remain in full force and effect for a period of three years after the Closing Date; PROVIDED, HOWEVER, that the representations, warranties and covenants contained
                                      -22-
in Section 3.9, relating to Taxes, shall remain in full force and effect until the expiration of the applicable statute of limitations (including any extensions thereof). The obligation of indemnity provided herein shall survive the Closing. All statements contained in any Exhibit, Schedule, statement, certificate or other writing pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties of Buyer, the Companies or the Shareholders, as the case may be, set forth in this Agreement within the meaning of this Article.

                  Section 9.2       INDEMNIFICATION.

                  (a) Subject to the limitations set forth in this Article IX, each of the Companies and the Shareholders shall jointly and severally indemnify and hold harmless Buyer and Hi-Rise from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting  to,  imposed  upon,  or  incurred  or  suffered  by Buyer or Hi-Rise, directly or indirectly, as a result of or arising from the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of Buyer or Hi-Rise as the Indemnified Party (as defined below)):

                           (i)  Any  inaccuracy  in or  breach  of  any  of  the
                  representations,   warranties  or  agreements   made  in  this
                  Agreement of the Companies or the Shareholders or the non-performance of any covenant or obligation to be performed by any of the Companies or the Shareholders under this Agreement;

                           (ii) Any  violation  by any of the  Companies  or the
                  Shareholders of any law, rule, regulation, arbitral determination, order, writ, decree or injunction on or prior to the Closing Date;

                           (iii) The matters described in Schedule 3.21, Item 4,
                  to the extent such Damages arise from actions or inactions of the Shareholders or the Companies prior to the Closing; and

                           (iv) Any  misrepresentation  in or any omission  from
                  any Exhibit, Schedule, statement, certificate or other writing furnished or to be furnished by or on behalf of the Companies or the Shareholders under this Agreement.

                  (b) Subject to the limitations set forth in this Article IX, Buyer and Hi-Rise shall jointly and severally indemnify and hold harmless the Companies and the Shareholders from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by the Companies or the Shareholders, directly or indirectly, as a result of or arising from the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of the Companies or any of the Shareholders as the Indemnified Party):

                           (i) Any inaccuracy in or breach of any of the representations, warranties or agreements made by Buyer or Hi-Rise in this Agreement or the non-performance of any covenant or obligation to be performed by Buyer or Hi-Rise under this Agreement;

                           (ii)  Any  additional   income  tax  payable  by  the
                  Shareholders as reflected in amended income tax returns for the tax years 1996 and 1997 filed after the Closing Date by any of the Shareholders specifically attributable to adjustments in the value of inventory resulting from an audit of DeVivo for each of the fiscal years ended December 31, 1997 and 1998 conducted by Tate & Company; provided that the total liability of Buyer and Hi-Rise under this clause (ii) shall not exceed $75,000.

                           (iii) Any  misrepresentation  in or any omission from
                  any Exhibit, Schedule, statement, certificate or other writing furnished or to be furnished by or on behalf of Buyer or Hi-Rise under this Agreement; and.

                  (c) Without duplication of Damages, Buyer and/or Hi-Rise shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in subsection (a) above if the same shall be suffered by any parent, subsidiary or affiliate of Buyer or Hi-Rise.

                  (d) Neither the Companies and the Shareholders on one hand, nor Buyer and Hi-Rise, on the other hand, shall be required to indemnify the other until the aggregate of all indemnifiable claims which the Companies and the Shareholders, on one hand, and Buyer and Hi-Rise, on the other hand, may have against the other exceeds $50,000, but after the $50,000 threshold is reached, each indemnified person shall be entitled to be indemnified for the full amount of all claims arising hereunder.

                  Section 9.3 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS. The Indemnified Party shall give the Indemnifying Party prompt written notice of any third party claim, demand, assessment, suit or proceeding to which the indemnity set forth in this Article IX applies which notice shall describe said claim in reasonable detail (the "Indemnification Notice"). Notwithstanding the foregoing, the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and the rights of the Indemnified Party to be indemnified hereunder in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right to control the defense or settlement of any such action subject to the provisions set forth below in the event such claim solely involves an action for monetary damages and could not affect the Indemnified Party's business going forward, but the Indemnified Party may, at its election, participate in the defense of any action or proceeding at its sole cost and expense. Notwithstanding the foregoing, if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party, on one hand, and the Indemnifying Party, on the other hand, in connection with any Indemnifiable Claim, then the Indemnified Party shall be entitled to retain its own counsel as is reasonably satisfactory to the Indemnifying Party at the Indemnifying Party's expense. In the event that such Indemnified Party shall seek indemnification as provided herein, such Indemnified Party shall make available to the Indemnifying Party, at its expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Should the Indemnifying Party fail to defend any such Indemnifiable Claim (except for failure resulting from the Indemnified Party's failure to timely give notice of such Indemnifiable claim), then, in addition to any other remedy, the Indemnified Party may settle or defend such action or proceeding through counsel of its own choosing and may recover from the Indemnifying Party the amount of such settlement, demand, or any judgment or decree and all of its costs and expenses, including reasonable fees and disbursements of counsel. Except as permitted in the preceding sentence, the Indemnifying Party shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, if such approval is unreasonably withheld, the liability of the Indemnifying Party shall be limited to the amount of the proposed compromise or settlement and the amount of the Indemnified Party's reasonable counsel fees incurred in defending such claim, as permitted by the preceding sentence, at the time such consent is unreasonably withheld. Notwithstanding the preceding sentence, the right of the Indemnified Party to compromise or settle any claim without the prior written consent of the Indemnifying Party shall only be available if a complete release of the Indemnifying Party is contemplated to be part of the proposed compromise or settlement of such third party claim. Shareholders shall agree to no adjustment or adjustments that would have the effect of increasing Tax liability with respect to any period ending after the Closing Date without obtaining the prior written consent of Buyer and Hi-Rise.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

                  Section 10.1 TERMINATION. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

                  (a) By mutual written consent of Buyer and Hi-Rise, on one hand, and the Companies and the Shareholders, on the other hand;

                  (b) By Buyer and Hi-Rise, on one hand, or the Companies and the Shareholders, on the other hand, if the transactions contemplated by this Agreement shall not have been consummated on or before March 31, 1999, unless extended pursuant to Section 2.1 of this Agreement; PROVIDED, HOWEVER, neither Buyer, on one hand, nor the Companies and the Shareholders, on the other hand, as the case may be, may terminate this Agreement pursuant to this Section 10.1(b) if any condition specified in Article VI or Article VII, respectively, is not satisfied or waived or any such condition can no longer be satisfied; (c) By the Companies and the Shareholders if any condition specified in Article VI hereto has not been met, or waived by the Companies and the Shareholders, at such time as such condition can no longer be satisfied; or

                  (d) By Buyer and Hi-Rise if any condition specified in Article VII of this Agreement has not been met, or waived by Buyer and Hi-Rise, at such time as such condition can no longer be satisfied; or

                  (e) By Buyer and Hi-Rise, on one hand, or the Companies and the Shareholders, on the other hand, if a court of competent jurisdiction or Governmental Authority shall have issued a final, non-appealable order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

                  Section 10.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement in accordance with Sections 10.1(a), (b) or (e) hereof, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of any party hereto or their respective affiliates, officers, directors, employees or agents by virtue of such termination. In the event of any termination of this Agreement in accordance with Sections 10.1(c) or (d), the parties hereto reserve their rights to take any action permitted by law, including as provided in Section 11.4 hereof.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  Section      11.1       NON-COMPETITION;       NON-DISCLOSURE;
NON-SOLICITATION. (a) During the period commencing on the Closing Date and continuing through the later of the third anniversary of (i) the Closing Date or
(ii) the termination of the applicable Shareholder's employment with Hi-Rise or any of its subsidiaries (such later date being the "Termination Date"), the Shareholders shall not individually or jointly with others, directly or indirectly, own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any business entity that is engaged or otherwise involved in the manufacture, distribution or leasing of non-mobile waste and recycling equipment and containers or in any business similar to the business of Hi-Rise or any of its subsidiaries, whether through ownership, leasing or other operations, within the Designated Territories, or operate any businesses under a name using any derivative of the name "DeVivo," or "Eco" within the Designated Territories without first obtaining the prior written consent of Buyer, which may be withheld for any reason in the sole discretion of the Buyer; provided that such provision shall not apply to any Shareholder's ownership of Common Stock of Hi-Rise or the acquisition by any Shareholder, solely as an investment, of securities of any issuer that is registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, so long as such Shareholder does not own, or control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than three percent of any class of capital stock of such corporation. As used herein, "Designated Territories" in respect of any Shareholder shall mean any State of the United States in which Hi-Rise or any of its subsidiaries is currently engaged or becomes engaged in business prior to the Termination Date of the applicable Shareholder.

                  (b) In the course of operation of the business of the Companies, the Shareholders have received, and will continue to receive information, that gives the Companies an advantage over their respective competitors, and which is confidential and proprietary, relating to names and preferences of customers, the costs and profits of particular lines, products and markets, technological data, computer programs, know-how, potential acquisitions, sources of financing, corporate operating and financing strategies, expansion plans and similar related information (together, the "Confidential Material"). At no time during the period commencing on the date first written above and continuing through the third anniversary of the Termination Date, shall any Shareholder individually or jointly with others, for the benefit of himself or any third party, publish, disclose, use, or authorize anyone else to publish, disclose, or use any Confidential Material. The Shareholders acknowledge that any disclosure of the Confidential Material would cause material and irrevocable harm to Buyer and Hi-Rise and its business.

                  (c) At no time from the date of this Agreement through the Termination Date shall any Shareholder, for himself or on behalf of any other person, firm, corporation or other entity, directly or indirectly, through an agent or otherwise, (i) contact any employee of Buyer, Hi-Rise or the Companies for the purpose of hiring, diverting or otherwise soliciting such employee; or
(ii) contact any customer, client or business partner of Buyer, Hi-Rise or the Companies for the purpose of soliciting, diverting or taking away any customer, client or business partner from Buyer, Hi-Rise or the Companies.

                  (d) The Shareholders acknowledge and agree that Buyer's remedy at law for any breach of any of the Shareholders' obligations under this Section
11.1 would be inadequate, and agree and consent that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of this Section 11.1 without the necessity of proof of actual damage.

                  Section 11.2 EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses regardless of the termination of this Agreement or the failure to consummate the transactions contemplated hereby.

                  Section 11.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or three days after being sent by registered or certified mail, return receipt requested, postage prepaid:

                  (a)      If to Buyer to:

                           Hi-Rise Recycling Systems, Inc.
                           8505 N.W. 74th Street
                           Miami, Florida  33166
                           Attention:  Chief Financial Officer
                           with a copy (which shall not constitute notice) to:

                           Olshan Grundman Frome Rosenzweig & Wolosky LLP 505 Park Avenue
                           16th Floor
                           New York, New York 10022
                           Attention: Daniel J. Gallagher, Esq.

                  (b)      If to the Shareholders or the Companies to:

                           Mario DeVivo
                           10 Old Castle Drive
                           Newtown, Connecticut 06470

                           Mariano Tucciarone
                           9 Surrey Road
                           Stamford, Connecticut 06903

                           Anthony Rosati
                           5 Apple Blossom Lane
                           New Fairfield, Connecticut 06812

                           in each case with a copy (which shall not constitute notice) to:

                           Pullman & Comley, LLC
                           850 Main Street, P.O. Box 7006
                           Bridgeport, Connecticut 06604-7006
                           Attention: Ronald Case Sharp, Esq.

or to such other address as any party shall have specified by notice in writing to the other in compliance with this Section 11.3.

                  Section 11.4 SPECIFIC PERFORMANCE. All parties hereto recognize that, because of the nature of the subject matter of this Agreement, it would be impractical and extremely difficult to determine actual damages in the event of a breach of this Agreement. Accordingly, if any of the Companies or the Shareholders commits a breach, or threatens to commit a breach, of any of the provisions of hereof, as applicable, of this Agreement, Buyer shall have the right to seek and receive a temporary restraining order, injunction or other equitable remedy relating to the prevention or cessation of such breach or threatened breach, including, without limitation, the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being mutually acknowledged and agreed that any such breach or threatened breach will cause irreparable injury and that monetary damages will not provide an adequate remedy.

                  Section 11.5 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules attached hereto, and the Disclosure Binder dated the date hereof, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, representations and understandings among the parties hereto, including but not limited to that certain Expression of Intent Term Sheet between M. DeVivo and Donald Engel.

                  Section 11.6 BINDING EFFECT, BENEFITS, ASSIGNMENTS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer on any other person, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Buyer may assign its rights and obligations under this Agreement without the consent of the other parties so long as any such assignee shall also assume the Buyer's obligations hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that Hi-Rise and DII have assigned and granted a security interest in all of their rights under this Agreement to General Electric Capital Corporation, as administrative agent on behalf of various lenders.

                  Section 11.7 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of law rules of such state.

                  Section 11.8 SEVERABILITY. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and all the parties hereto shall abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

                  Section 11.9 FURTHER ASSURANCES. At, and from time to time after the date first written above, but prior to the third anniversary of the Closing Date, at the request and expense of Buyer but without further consideration, the Companies and the Shareholders will execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as Buyer reasonably may request in order more effectively to convey, transfer, assign and deliver to Buyer, and to place Buyer in possession and control of, any of the rights, properties, assets and business intended to be sold, conveyed, transferred, assigned and delivered hereunder, or to assist in the collection or reduction to possession of any and all of such rights, properties, and assets or to enable Buyer to exercise and enjoy all rights and benefits of the Companies or the Shareholders with respect thereto.

                  Section 11.10 NO THIRD PARTY BENEFICIARIES. Subject to Section
11.6 hereof, nothing hereof, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

                  Section 11.11 HEADINGS. The headings and captions in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

                  Section 11.12 PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, singular or plural as the context may require. All references herein to "he," "him" or "his" or "she," "her" or "hers" shall be for purposes of simplicity and, except with reference to the Shareholders, are not intended to be a reference to a particular gender.

                  Section 11.13 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first set forth.

                                  HI-RISE RECYCLING SYSTEMS, INC.


                                  By: /S/ J. Gary McAlpin
                                  ----------------------------------------------
                                      J. Gary McAlpin
                                      Chief Operating Officer


                                  DII ACQUISITION CORP.


                                  By: /S/ J. Gary McAlpin
                                  ----------------------------------------------
                                      J. Gary McAlpin
                                      Chief Financial Officer



                                  DEVIVO INDUSTRIES, INC.


                                  By: /S/ Mario Devivo
                                  ----------------------------------------------
                                      Mario DeVivo
                                      President


                                  ECOLOGICAL TECHNOLOGIES, INC.


                                  By: /S/ Mario Devivo
                                  ----------------------------------------------
                                      Mario DeVivo
                                      President


                                  /S/ Mario Devivo
                                  ----------------------------------------------
                                  Mario DeVivo


                                  /S/ Mariano Tucciarone
                                  ----------------------------------------------
                                  Mariano Tucciarone


                                  /S/ Anthony Rosati
                                  ----------------------------------------------
                                  Anthony Rosati

                                  SCHEDULE 3.2

                        CAPITALIZATION AND SHAREHOLDINGS
                        --------------------------------


                             DEVIVO INDUSTRIES, INC.
                             -----------------------

Mario DeVivo                        -           4,900 shares of Common Stock

Mariano Tucciarone                  -           100 shares of Common Stock


                          ECOLOGICAL TECHNOLOGIES, INC.
                          -----------------------------

Mario DeVivo                        -           80 shares of Common Stock

Mariano Tucciarone                  -           10 shares of Common Stock

Anthony Rosati                      -           10 shares of Common Stock